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                                                                 Exhibit (d) (3)


                               THE GALAXY VIP FUND

                      ADDENDUM NO. 2 TO ADVISORY AGREEMENT

                  This Addendum No. 2, dated as of the ____ day of ________, 2000, is entered into between THE GALAXY VIP FUND, a Massachusetts business trust, located in Westborough, Massachusetts ("Galaxy"), and FLEET INVESTMENT ADVISORS INC., a New York corporation, located in Boston, Massachusetts (the "Adviser").

                  WHEREAS, Galaxy and the Adviser have entered into an Advisory Agreement dated as of September 30, 1992, as previously amended (the "Advisory Agreement"), pursuant to which Galaxy appointed the Adviser to act as investment adviser to Galaxy for its Money Market Fund, Equity Fund, Asset Allocation Fund, High Quality Bond Fund, Growth and Income Fund and Small Company Growth Fund (each a "Fund");

                  WHEREAS, Galaxy has notified the Adviser that it has established a Large Company Index Fund and Small Company Index Fund;

                  NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. APPOINTMENT. Galaxy hereby appoints the Adviser to act as investment adviser to Galaxy for the Large Company Index Fund and Small Company Index Fund for the period and on the terms set forth in the Advisory Agreement. The Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

                  2. COMPENSATION. For the services provided and the expenses assumed pursuant to the Advisory Agreement with respect to the Large Company Index Fund and Small Company Index Fund, Galaxy will pay the Adviser and the Adviser will accept as full compensation therefor fees, computed daily and paid monthly, based on the net assets of the Large Company Index Fund and Small Company Index Fund considered separately on a per-Fund basis at the annual rate of 0.25% of the net assets of each of the Large Company Index Fund and Small Company Index Fund.

                  3. CAPITALIZED TERMS. From and after the date hereof, the term "Fund" as used in the Advisory Agreement shall be deemed to include the Large Company Index Fund and Small Company Index Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

                  4. MISCELLANEOUS. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

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                  IN WITNESS WHEREOF, the undersigned have executed this
Addendum as of the date and year first above written.


                                        THE GALAXY VIP FUND



                                        By:
                                               ------------------------------
                                        Name:  John T. O'Neill
                                        Title: President



                                        FLEET INVESTMENT ADVISORS INC.



                                        By:
                                               ------------------------------
                                        Name:
                                        Title:


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